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                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT ("Agreement"), by and among STEPHEN L. GUILLARD, ("Employee"), HEARTLAND EMPLOYMENT SERVICES, LLC, an Ohio limited liability company (the "Company"), and MANOR CARE, INC., a Delaware corporation ("Manor Care") is entered into May 16, 2005.

                                    RECITALS

      A. The Company is a subsidiary of Manor Care and is the employer corporation for employees providing services for or on behalf of Manor Care and its direct and indirect subsidiaries ("Manor Care Subsidiaries").

      B. Manor Care and the Company have agreed that Employee will be employed by Company in the position and at the base rate of pay set forth on Schedule I in accordance with the provisions hereof; Manor Care has agreed that Employee will be elected an officer of Manor Care as set forth on Schedule I.

      C. The Company has further agreed to provide either directly or through a Manor Care Subsidiary severance benefits to Employee upon a termination of Employee's employment resulting from certain specified events.

      D. The Company has further agreed to provide certain employee benefits to Employee as specified herein.

      E. The Employee has agreed to be employed by Company in accordance with the provisions hereof including certain non-competition/non-solicitation obligations which apply during Employee's employment and for a specified period thereafter.

                                     EVENTS

      In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employee, Manor Care and the Company hereby agree as follows:

            1. SALARY AND POSITION. Effective June 1, 2005, Company shall employ Employee in the job and at the base rate of pay shown on Schedule I. Employee shall be entitled to participate in the benefit programs referenced on Schedule II hereof as determined by the Chief Executive Officer of the Company and, to the extent required, approved by the Manor Care Board of Directors.

            2. AT-WILL EMPLOYMENT. Employee's employment with the Company is not for any specified term and may be terminated by Employee or by the Company at any time for any reason, with or without cause.

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            3. ENTIRE AGREEMENT. This Agreement and the agreements and understandings which have been or may be entered into pursuant to the benefit plans and commitments referenced in Schedule II hereto constitute the complete agreement between and among Employee, Manor Care and the Company regarding any and all aspects of Employee's employment and supersede any and all prior written or oral agreements, understandings or commitments.

            4. PROHIBITION AGAINST AMENDMENT. Employee's base salary may be increased by the Company at any time in its sole discretion. The benefit plans set forth on Schedule II may be improved, reduced or terminated by the Company at any time in its sole discretion to the extent that such actions apply to all officer-participants in such plans; provided, however, that no vested or accrued benefit shall be adversely affected. All other terms set forth in this Agreement may not be modified in any way except by a written agreement signed by Employee and by an authorized representative of the Company which expressly states the intention of the parties to modify the terms of this Agreement.

            5. EMPLOYEE REPRESENTATION REGARDING OTHER AGREEMENTS. Employee represents and warrants to Company and Manor Care that his employment by Company and the fulfillment of his obligations hereunder do not violate any other agreement under which Employee is currently obligated, or the parties to any such other agreements have entered into binding undertakings to waive or not enforce any such provisions. In the event this representation and warranty is not accurate, the provisions of Paragraphs 6 and 7 hereof shall be null and void.

            6. SEVERANCE PAYMENT WITHOUT CHANGE IN CONTROL. Except as provided in Paragraph 7:

            (a) Upon the termination of Employee's employment as a result of Employee's electing to resign his employment or to retire without the consent of the Company, no payments shall be required or made pursuant to this Paragraph 6 except as provided in Paragraph 6(f).

            (b) Upon the termination of Employee's employment by the Company for "Cause", no payments shall be required or made pursuant to this Paragraph 6. "Cause" shall mean Employee's financial dishonesty, fraud in the performance of his duties, willful failure to perform assigned duties hereunder (following written notice and a reasonable opportunity to cure) or the commission of a felony.

            (c) Upon the termination of Employee's employment by the Company for any reason other than for Cause or disability, the Company shall continue payment of Employee's annual base salary, at the rate then in effect on the date of such termination, for a period of two (2) years after such date of termination. The Company shall give thirty (30) days written notice of any such termination which notice shall specify the date of termination.

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            (d) Upon the termination of Employee's employment as a result of the death of Employee, the Company shall continue payment of Employee's annual base salary, at the rate then in effect on the date of such termination, for a period of two years after such date of termination; provided, however, that such payments shall be offset by any survivor benefits, excluding life insurance proceeds, received by Employee's spouse or other designated beneficiary under the Company's plans, programs and policies.

            (e) Upon the termination of Employee's employment as a result of his becoming unable to perform his duties due to a disability as established by the award of long-term disability benefits under the Company's long-term disability plan, the Company may terminate Employee's employment by giving Employee thirty
(30) days written notice of its intention to terminate. In such event, Company shall continue payment of Employee's annual base salary, at the rate then in effect on the date of such termination, for a period of two (2) years after such date of termination; provided, however, that such payments shall be offset by any disability benefits received by Employee, or his legal guardian, under the Company's plans, programs and policies.

            (f) Upon termination of Employee's employment for any reason, voluntarily or involuntarily, with or without Cause, Employee shall be entitled to such rights as he otherwise has under the benefit programs listed on Schedule II, as amended from time to time, in the circumstances of his particular termination.

            7. SEVERANCE PAYMENTS FOLLOWING A CHANGE IN CONTROL.

            (a) In the event Employee's employment is terminated within two years following a Change in Control of Manor Care (as defined below) under circumstances which would otherwise entitle Employee to receive a severance payment under Paragraph 6, Employee's severance payment shall be paid in a lump sum within five (5) business days of such termination and shall be equal to two times the sum of Employee's annual base salary at the rate then in effect plus
(i) the target amount of his award under the Annual Incentive Plan for the year in which he is terminated; and (ii) the target amount of his award under the Performance Award Plan, for the award period ending with the year in which the termination occurs or with the year nearest to the year in which termination occurs. In addition, the Company will arrange to provide Employee with group medical, dental and vision benefits substantially similar to those which Employee was receiving or entitled to receive immediately prior to the Change In Control for a period of two years.

            (b) For the purposes of this Paragraph 7, "Change in Control" shall mean a transaction or other event in which (i) Manor Care is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then outstanding securities of such resulting corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of Manor Care immediately prior to such transaction; or (ii) Manor Care sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of Manor Care immediately prior to such sale or transfer.

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            8. NON-COMPETITION/NON-SOLICITATION.

            (a) Covenant Not to Compete. Employee covenants and agrees that during the period of Employee's employment hereunder and for a period of two (2) years following the termination of Employee's employment, including without limitation termination by the Company for cause or without cause, Employee shall not, in the United States of America, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any person, corporation or other entity engaged in providing skilled nursing, assisted living, home health, hospice or rehabilitation services or providing or attempting to provide any other product or service which is the same as or similar to products or services sold or provided by the Company or any Manor Care Subsidiary within the two (2) years prior to termination of Employee's employment hereunder; provided, however, that Employee's continuing equity interest in Harborside Healthcare Corporation, to the extent of such interest on the day prior to the effective date of this Agreement, shall not constitute a violation of this Agreement.

            (b) Non-Solicitation of Customers. Employee agrees that during his employment with the Company he shall not, directly or indirectly, solicit the business of, or do business with, any customer or prospective customer of the Company or any Manor Care Subsidiary for any business purpose other than for the benefit of the Company or a Manor Care Subsidiary. Employee further agrees that for two (2) years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with, any customers or prospective customers of the Company or any Manor Care Subsidiary; provided, however, that this provision shall not apply to soliciting to provide or providing any services which the Company or any Manor Care subsidiary does not provide, or has not traditionally sought to provide.

            (c) Non-Solicitation of Employees. Employee agrees that, during his employment with the Company and for two (2) years following termination of Employee's employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employment of the Company for any reason whatsoever, or hire any employee of the Company except into the employment of the Company; provided, that the foregoing shall not apply to any employee hired through a general hiring process without any direct or indirect involvement by Employee in recruiting such person for hire.

            9. HEADINGS. Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Company:                                       Employee:

HEARTLAND EMPLOYMENT SERVICES, LLC                 _____________________________
                                                   Stephen L. Guillard

By:  _____________________________

Its: _____________________________

MANOR CARE, INC.

By:  _____________________________

Its: _____________________________

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                                   SCHEDULE I

Employee:                           Stephen L. Guillard

Current Base Rate:                  $______________

Job Title:                          Executive Vice President

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                                   SCHEDULE II

1.       Annual Incentive Plan
2.       Performance Award Plan
3.       Equity Incentive Plan
4.       Senior Management Savings Plan for Corporate Officers
5.       Senior Executive Life Insurance Plan
6.       Relocation assistance pursuant to Company policy as modified and approved by the Senior Executive
         Vice President of the Company.
7.       Such other benefit plans and arrangements as the Company provides, from time to time, to salaried employees generally participation in which is approved by the CEO